Exhibit 99.1

Good Times Restaurants Announces Change in

Chief Executive Officer

DENVER, October 8, 2019 – Good Times Restaurants Inc. (Nasdaq: GTIM) (“Good Times” or the “Company”) today announced the departure of its Chief Executive Officer, Boyd Hoback and his resignation from the Company’s Board of Directors. The Company has named Ryan Zink, the Company’s current Chief Financial Officer, as its acting Chief Executive Officer. Mr. Zink is a candidate for the permanent CEO position and will also remain the Company’s Chief Financial Officer until a permanent CEO is named.

“We are grateful to Boyd for his many invaluable contributions to Good Times as Chief Executive Officer and during his 30 plus year tenure at the company. As a -founder of the Good Times brand, Boyd will always be indelibly linked to the company and deservedly so,” said Geoff Bailey, Chairman of the Board of Directors of Good Times. “It goes without saying that we wish Boyd all the best in his future endeavors.”

“Good Times is a first-class organization with an exciting future, and I am proud of my legacy there. I will sincerely miss all of the company’s various constituents that I have gotten to know and worked closely with during my leadership of Good Times, including our customers, management team and employees,” said Boyd Hoback. “I wish the company the very best and look forward to my next chapter.”

Mr. Bailey, further commented, “We want to thank Ryan for stepping up to fill the role of Chief Executive Officer on an acting basis. Ryan’s familiarity with the company, his financial responsibilities and his role across the organization makes him a logical choice to serve as our top executive at this time, and his broad understanding of the needs and character of our organization will be of great value as we pursue filling the permanent CEO role.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 38 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick service restaurant chain consisting of 34 Good Times Burgers & Frozen Custard restaurants, located primarily in Colorado.

Good Times Forward Looking Statements: This press release contains forward-looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 25, 2018 filed with the SEC. Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.